April 28, 2005


Mail Stop 03-06


Ms. Christine R. Boehning
Vice President and CFO
Young Innovations, Inc.
13705 Shoreline Court East
Earth City, MO 63045


	RE:	Young Innovations, Inc.
		Form 10-K for the Year Ended December 31, 2004
		File No. 000-23213

Dear Ms. Boehning:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant
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Ms. Christine R. Boehning
Young Innovations, Inc.
March 24, 2005
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